Exhibit 99.1

Purple Innovation Reports Fourth Quarter and Full Year 2017 Results

Alpine, Utah, March 15, 2018 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple” or the “Company”), a comfort technology company known for creating the “World’s First No Pressure™ Mattress,” today announced financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter Financial Summary

•	Net revenue increased 156.1% to $63.0 million, compared to $24.6 million in the fourth quarter of 2016.
•	Gross margin increased to 45.2% as compared to 39.8% in the fourth quarter of 2016.
•	Operating loss was $1.9 million as compared to an operating loss of $0.2 million in the fourth quarter of 2016. Adjusted operating loss was $0.9 million compared to adjusted operating income of $0.4 million in the fourth quarter of 2016.
•	Net loss was $2.0 million compared to a loss of $0.2 million in the fourth quarter of 2016.
•	EBITDA was $(1.7) million compared to $(0.2) million in the fourth quarter of 2016. Adjusted EBITDA was $(0.6) million compared to $0.5 million in the fourth quarter of 2016.

Full Year 2017 Financial Summary

•	Net revenue increased 200.6% to $196.9 million from $65.5 million in 2016.
•	Gross margin increased to 44.9% as compared to 32.8% in 2016.
•	Operating loss was $5.4 million compared to an operating loss of $1.9 million in 2016. Adjusted operating loss was $3.5 million as compared to adjusted operating income of $2.5 million in 2016.
•	Net loss was $(5.4) million compared to $(1.9) million in 2016.
•	EBITDA was $(4.6) million compared to $(1.8) million in 2016. Adjusted EBITDA was $(2.7) million compared to $2.6 million in 2016.

“The past two years have been a period of significant growth for our brand and business following our entrance into the direct-to-consumer mattress category in early 2016,” commented Terry Pearce, Co-Founder and Chairman. “With our differentiated and patent protected product offering, coupled with our expanded manufacturing capabilities and digital marketing prowess, the Company is well positioned to build on its recent momentum. We believe that we are just beginning to scratch the surface of Purple’s full potential within the $20+ billion bedding industry and beyond as we leverage our comfort technology into new markets. Our mission is to bring comfort to individuals around the world, and we believe that we can achieve this goal while also driving sustained profitability and value for our shareholders over the long-term.”

Fourth Quarter 2017 Review

Fourth quarter 2017 net revenue increased 156.1% to $63.0 million, compared to $24.6 million in the fourth quarter of 2016. The increase in net revenue was driven primarily by higher direct-to-consumer demand for our original Purple mattress fueled by increased marketing investments and an improved manufacturing capacity to fulfill orders.

Gross margin for the fourth quarter 2017 was 45.2% compared to 39.8% in the year ago period. The 540 basis point increase was driven by multiple efficiency gains associated with scale and manufacturing improvements combined with leveraging our fixed cost structure on higher revenue.

Operating expenses were $30.4 million in the fourth quarter 2017 compared to $10.0 million in the prior year period. The increase in operating expenses is primarily attributable to higher marketing investments to expand brand awareness and drive direct-to-consumer demand for the Company’s product portfolio.

Operating loss was $1.9 million, compared to a loss of $0.2 million in the prior year. Adjusted operating loss was $0.9 million compared to an adjusted operating income of $0.4 million, which excluded one-time, non-recurring costs related to the business combination transaction with Global Partner Acquisition Corp. The adjusted operating income for fourth quarter 2016 excluded a loss on disposal of property and equipment.

Full Year 2017 Review

Full year 2017 net revenue increased 200.6% to $196.9 million, compared to $65.5 million in 2016. The increase in net revenue was driven primarily by higher direct-to-consumer demand for our original Purple mattress and companion bedding products fueled by increased marketing investments and an improved manufacturing capacity to fulfill orders.

Gross margin for the full year 2017 was 44.9% compared to 32.8% in the prior year. The increase was driven by multiple efficiency gains associated with scale and manufacturing improvements combined with leveraging our fixed cost structure on higher revenue.

Operating expenses were $93.8 million for the 2017 year compared to $23.3 million in the prior year. The increase in operating expenses is primarily attributable to higher marketing investments to expand brand awareness and drive consumer demand for the Company’s product portfolio. In addition, general and administrative costs increased to support the growth of the business.

Operating loss was $5.4 million, compared to a loss of $1.9 million in 2016. Adjusted operating loss was $3.5 million compared to an adjusted operating income of $2.5 million. The 2017 year adjusted operating loss excluded one-time, non-recurring costs related to the business combination transaction with Global Partner Acquisition Corp. as well as non-recurring legal expenses. The adjusted operating income for 2016 excluded a loss on disposal of property and equipment.

Balance Sheet Highlights

As of December 31, 2017, the Company had cash and cash equivalents of $3.6 million compared to $4.0 million as of December 31, 2016. Inventories at the end of 2017 totaled $15.8 million compared with $5.3 million at the end of 2016.

Transaction

On February 2, 2018 Global Partner Acquisition Corp. a special purpose acquisition company and predecessor to the Company (“GPAC” or the “Company”), and Purple Innovation, LLC (“Purple”) announced the completion of a business combination, pursuant to which Purple became a wholly owned subsidiary of the Company. Under the terms of the merger agreement entered into by the Company, Purple and the other parties named therein, GPAC changed its corporate name to Purple Innovation, Inc. The Company’s common stock and warrants are now listed on NASDAQ under the symbols “PRPL” and “PRPLW”.

2018 Outlook

For 2018, the Company expects net revenues to approximately double from 2017 levels and Adjusted EBITDA to be towards the lower end of the range established in the investor presentation filed on January 8, 2018.

For the first quarter of 2018, the Company expects net revenue to be between $53 million and $56 million and adjusted EBITDA to be in the range of $(3.5) million to $(2.0) million.

Webcast and Conference Call Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, March 15, 2018, at 4:30 p.m. Eastern Time. The dial-in number for the conference call is 800-239-9838 (domestic) or 323-794-2551 (international). The call is also being webcast and can be accessed on the investor relations section of the Company's website, www.investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

About Purple

Purple is a comfort technology company that designs and manufactures products to improve how people sleep, sit, and stand.  It designs and manufactures a range of comfort technology products, including mattresses, pillows, and cushions, using its patented Hyper-Elastic Polymer technology designed to improve comfort.  The Company markets and sells its products through its direct-to-consumer online channel, traditional retail partners, and third party online retailers. For more information on Purple, visit www.purple.com.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements about our expectations for our financial results for the first quarter of 2018 and the fiscal year ended December 31, 2018, as well as our ability to create sustained profitability and shareholder value.  Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Media Contact:

Alecia Pulman/Kate Kohlbrenner, ICR
purplePR@icrinc.com

646-277-1200

Purple Innovation, Inc.
For information regarding Purple products, please contact:
Savannah Turk
Director of Purple Communications
savannah@purple.com

Purple Innovation, LLC
BALANCE SHEETS
(In thousands)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$3,593	$4,013
Accounts receivable, net	4,182	2,328
Inventories, net	15,799	5,335
Prepaid inventory	2,219	675
Other current assets	492	247
Total current assets	26,285	12,598
Property and equipment, net	13,464	6,104
Intangible assets, net	1,267	130
Other long term assets	22	10
Total assets	$41,038	$18,842

Liabilities and Member's Deficit
Current liabilities:
Accounts payable	$21,131	$6,893
Accrued sales returns	4,825	2,054
Accrued interest - related party	-	22
Compensation and benefits	2,097	1,810
Customer prepayments	3,213	4,154
Accrued sales tax	8,466	2,291
Other accrued liabilities	1,451	1,141
Current portion of long-term obligations	29	51
Related party notes payable	-	300
Total current liabilities	41,212	18,716
Long-term obligations, net of current portion	8,117	24
Other long term liabilities	2,251	914
Total liabilities	51,580	19,654
Member's deficit:
Common units	2,260	2,260
Distributions	(4,574)	(286)
Accumulated deficit	(8,228)	(2,786)
Total member's deficit	(10,542)	(812)
Total liabilities and member's deficit	$41,038	$18,842

Purple Innovation, LLC
STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Revenues, net	$63,039	$24,591	$196,859	$65,473
Cost of revenues:
Cost of revenues	34,560	14,284	108,464	39,857
Related party royalty fees	-	528	-	4,139
Total cost of revenues	34,560	14,812	108,464	43,996
Gross profit	28,479	9,779	88,395	21,477
Operating expenses:
Marketing and sales	25,169	7,923	79,139	17,901
General and administrative	4,766	1,798	13,229	4,643
Research and development	483	270	1,387	792
Loss on disposal of property and equipment	-	23	10	23
Total operating expenses	30,418	10,014	93,765	23,359
Operating loss	(1,939)	(235)	(5,370)	(1,882)
Other income (expense):
Other income	7	6	9	8
Interest expense	(77)	(7)	(81)	(27)
Total other income (expense)	(70)	(1)	(72)	(19)
Net loss	$(2,009)	$(236)	$(5,442)	$(1,901)

Purple Innovation, LLC
STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(5,442)	$(1,901)
Adjustments to reconcile net loss to net cash provided in operating activities:
Depreciation and amortization	741	80
Loss on disposal of property and equipment	10	23
Amortization of debt issuance costs	6	-
Bad debt	1	10
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,855)	(1,674)
Decrease (increase) in inventories	(10,464)	(4,953)
Increase in prepaid inventory and other assets	(1,761)	(922)
Increase (decrease) in accounts payable	13,847	5,548
Increase in accrued sales returns	2,771	2,054
Increase in accrued compensation and benefits	287	1,491
Increase (decrease) in customer prepayments	(941)	4,154
Increase in other accrued liabilities	7,800	5,224
Net cash provided by operating activities	5,000	9,134

Cash flows from investing activities:
Purchase of property and equipment	(7,579)	(4,689)
Investment in intangible assets	(1,149)	(130)
Net cash used in investing activities	(8,728)	(4,819)

Cash flows from financing activities:
Proceeds from draw on line of credit	8,000	-
Proceeds from related-party notes payable	-	245
Payments on related-party notes payable	(300)	(540)
Payments on long-term obligations	(58)	(1)
Payments for debt issuance costs	(46)	-
Member distributions	(4,288)	(77)
Net cash provided by (used in) financing activities	3,308	(373)

Net increase (decrease) in cash	(420)	3,942
Cash, beginning of the period	4,013	71
Cash, end of the period	$3,593	$4,013

Purple Innovation, LLC

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA and adjusted operating loss. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net loss to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net loss before other income, interest expense, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding loss on disposal of property and equipment, nonrecurring legal fees and costs incurred due to the business combination with GPAC, and related party royalty fees.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2017	2016	2017	2016
GAAP net loss	$(2,009)	$(236)	$(5,442)	$(1,901)
Other income	(7)	(6)	(9)	(8)
Interest expense	77	7	81	27
Depreciation and amortization	276	42	741	80
EBITDA	(1,663)	(193)	(4,629)	(1,802)
Adjustments:
Loss on disposal of property and equipment	-	23	10	23
Legal fees	269	98	842	219
Business combination costs	785	-	1,043	-
Related party royalty fees	-	528	-	4,139
Adjusted EBITDA	$(609)	$456	$(2,734)	$2,579

Reconciliation of GAAP Operating Loss to Non-GAAP Adjusted Operating (Loss) Income

A reconciliation of GAAP operating loss to the non-GAAP measure of adjusted operating (loss) income is provided below. Adjusted operating (loss) income represents GAAP operating loss excluding loss on disposal of property and equipment, nonrecurring legal fees and costs incurred due to the business combination with GPAC, and related party royalty fees.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2017	2016	2017	2016
GAAP operating loss	(1,939)	(235)	(5,370)	(1,882)
Adjustments:
Loss on disposal of property and equipment	-	23	10	23
Legal fees	269	98	842	219
Business combination costs	785	-	1,043	-
Related party royalty fees	-	528	-	4,139
Adjusted operating (loss) income	$(885)	$414	$(3,475)	$2,499